EXHIBIT 107

Calculation of Filing Fee Table

S-8
(Form Type)

Inhibrx Biosciences, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.0001 per share	457(c) and 457(h)	4,000,000 (3)	$14.225	$56,900,000	0.00014760	$8,398.44
Total Offering Amounts					$56,900,000		$8,398.44
Total Fee Offsets
Net Fee Due							$8,398.44

(1)	Pursuant to Rule 416 under the Securities Act, this Registration Statement covers (i) such additional number of shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”) issuable upon stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events or (ii) such reduced number of shares of Common Stock in respect of any reverse stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events, in each case with respect to the shares of Common Stock being registered pursuant to this Registration Statement.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act on the basis of the average of the high ($16.00) and low ($12.45) sales prices per share of the common stock on the “when-issued” trading market as reported on The Nasdaq Stock Market LLC on May 28, 2024.

(3)	Consists of 4,000,000 shares of Common Stock estimated to be reserved for issuance under the Inhibrx Biosciences, Inc. 2024 Omnibus Incentive Plan.